                                 Schedule 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the

                        Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        MSC INDUSTRIAL DIRECT CO., INC.
               ------------------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                                    [LOGO]

                                75 Maxess Road
                           Melville, New York 11747

                                --------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                --------------

To the Shareholders of MSC Industrial Direct Co., Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MSC Industrial Direct Co., Inc. (the "Company"), a New York corporation, will be held on Friday, January 8, 1999 at 9:00 a.m., local time, at the lower level atrium of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747, for the following purposes:

                  1. To elect seven directors of the Company to serve for one-year terms;

                  2. To consider and act upon a proposal to approve the Company's Associate Stock Purchase Plan;

                  3. To consider and act upon a proposal to approve an amendment to the Company's 1998 Stock Option Plan;

                  4. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending August 28, 1999; and

                  5. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on December 1, 1998 are entitled to notice of and to vote at the meeting and any adjournments thereof.

         All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card as promptly as possible and return it in the postage-paid envelope provided. Any shareholder attending the meeting may vote in person even if he or she has already returned a proxy.

                                         By Order of the Board of Directors,



                                         Thomas Eccleston
                                         Secretary

Melville, New York
December 8, 1998

               --------------------------------------------------

                                  IMPORTANT:

               The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

               --------------------------------------------------

                                    [LOGO]

                                75 Maxess Road
                           Melville, New York 11747

                              ------------------

                              PROXY STATEMENT FOR
                       Annual Meeting of Shareholders to
                          be held on January 8, 1999

                              ------------------

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MSC Industrial Direct Co., Inc. (the "Company"), a New York corporation, to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the lower level atrium of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747, on Friday, January 8, 1999 at 9:00 a.m., local time, and at any adjournment or postponement thereof. The approximate date on which this proxy statement, the foregoing notice and the enclosed proxy were first mailed or given to shareholders was December 8, 1998.

         Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, shares represented by proxies received by the Company, where the shareholder has specified a choice with respect to the election of directors or the other proposals described in this proxy statement, will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted FOR the election of all seven nominees for the Board of Directors, FOR the proposal to approve the Company's Associate Stock Purchase Plan, FOR the proposal to approve an amendment to the Company's 1998 Stock Option Plan and FOR the ratification of the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent certified public accountants for the current fiscal year.

         The expenses of solicitation of proxies for the Meeting will be paid by the Company. Such solicitation may be made in person or by telephone by officers and employees of the Company. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of the Company's Class A common stock, par value $.001 per share (the "Class A Common Stock").

                                    VOTING

         Only holders of record of the Class A Common Stock and the Company's Class B common stock, par value $.001 per share (the "Class B Common Stock"), at the close of business on December 1, 1998 are entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding 33,709,614 shares of Class A Common Stock and 34,138,778 shares of Class B Common Stock.

         Under New York law and the Company's By-Laws, the presence in person or by proxy of the holders of a majority of the shares of the Class A Common Stock and the Class B Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. For these purposes, shares which are present or represented by proxy at the Meeting will be counted regardless of whether the holder of the shares or the proxy fails to vote on a proposal ("abstentions") or whether a broker with authority fails to exercise its authority with respect thereto (a "broker non-vote"). Abstentions and broker non-votes will not be included, however, in the tabulation of votes cast on proposals presented to shareholders. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld (e.g., abstentions and broker non-votes) will have no effect, as directors are elected by a plurality of votes cast. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

         The Board of Directors does not intend to bring any matter before the Meeting, except as specifically indicated in the foregoing notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The information set forth on the following table is furnished as of November 16, 1998 (except as otherwise noted), with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities. Except as otherwise indicated, the persons listed below have advised the Company that they have sole voting and investment power with respect to the shares listed as owned by them.


                                           Class A Common Stock(1)           Class B Common Stock
                                          -------------------------    --------------------------------
                                            Amount &                                                          %
                                            Nature of                  Amount & Nature                    Ownership
                                            Beneficial     Percent      of Beneficial         Percent     of Common      % Voting
                                            Ownership     of Class        Ownership         of Class(2)    Stock(3)      Power(2)(4)
                                           -----------    --------     ---------------      -----------   ---------      --------

William Blair & Company, L.L.C.(5)          3,909,391       11.6%             --                 --           5.8%          1.0%
Capital Research and Management(6)          2,927,400        8.7              --                 --           4.3             *
T. Rowe Price Associates, Inc.(7)           2,923,950        8.7              --                 --           4.3             *
Ohio Public Employees Retirement
  System(8)                                 2,000,000        5.9              --                 --           2.9             *
Mitchell Jacobson(9)                           77,802          *        19,482,528(10)          57.1%        28.7          52.0
Marjorie Gershwind(9)                          66,316          *        11,331,500(11)          33.2         16.7          30.2
Sidney Jacobson(9)                                200          *         5,215,000(12)          15.3          7.7          13.9
Joseph Getraer(9)                              10,000          *         2,000,000(13)           5.9          2.9           5.3

* Less than 1%

(1) Does not include shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a share-for-share basis.

(2) Percentages total more than 100% because of shared beneficial ownership of certain shares of Class B Common Stock described in footnotes 10, 11 and 13.

(3) Indicates percentage ownership of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. See Note 1.

(4) Indicates percentage of aggregate number of votes which can be cast. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

                                             (Footnotes continued on next page)

(Footnotes continued from previous page)

(5) Information as to shares owned by William Blair & Company is as of June 1998, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of William Blair & Company is 222 West Adams Street, Chicago, Illinois 60606-5312.

(6) Information as to shares owned by Capital Research & Management is as of June 1998, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of Capital Research & Management is 333 South Hope Street, Los Angeles, California 90071-1447.

(7) Information as to shares owned by T. Rowe Price Associates, Inc. is as of June 1998, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of T. Rowe Price Associates, Inc. is 100
     E. Pratt Street, Baltimore, Maryland 21202.

(8) Information as to shares owned by Ohio Public Employees Retirement System is as of June 1997, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of Ohio Public Employees Retirement System is 277 East Town Street, Columbus, Ohio 43215.

(9) The address of each person is c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

(10) Includes (a) 15,482,528 shares of Class B Common Stock owned directly by Mr. Jacobson, (b) 2,000,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as Settlor of the Mitchell Jacobson 1998 Qualified Seven Year Annuity Trust and (c) 2,000,000 shares of Class B Common Stock owned by Marjorie Diane Gershwind as Settlor of the Marjorie Diane Gershwind 1998 Qualified Seven Year Annuity Trust of which trust Mr. Jacobson is the sole trustee and over which shares he may be deemed to have beneficial ownership. Mr. Jacobson disclaims beneficial ownership of the shares of the Class B Common Stock owned by such trusts.

(11) Includes (a) 7,411,500 shares of Class B Common Stock owned directly by Ms. Gershwind, (b) 960,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Ms. Gershwind as Settlor of the Marjorie Diane Gershwind 1994 Seven Year Annuity Trust, (c) 960,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Ms. Gershwind as Settlor of the Marjorie Diane Gershwind 1994 Fifteen Year Annuity Trust and (d) 2,000,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Ms. Gershwind as Settlor of the 1998 Qualified Seven Year Annuity Trust. Ms. Gershwind disclaims beneficial ownership of the shares of Class B Common Stock owned by such trusts.

(12) Reflects the aggregate ownership of Class B Common Stock by four trusts for the benefit of two of Mr. Jacobson's grandchildren. Mr. Jacobson is a co-trustee of two of such trusts and shares voting power and investment control over the shares held by such trusts. Mr. Jacobson is the sole trustee of the other two trusts. Mr. Jacobson disclaims beneficial ownership of all such shares.

(13) Reflects the ownership of Class B Common Stock by the Mitchell Jacobson 1998 Qualified Seven Year Annuity Trust of which trust Mr. Getraer is the sole trustee and over which shares he may be deemed to have beneficial ownership. Mr. Getraer disclaims beneficial ownership of the shares of the Class B Common Stock owned by such trust.

Security Ownership of Management

         The following table sets forth certain information regarding the Class A Common Stock and Class B Common Stock beneficially owned by each director and nominee for director of the Company, by the Company's Chief Executive Officer, by each of the Company's four most highly compensated executive officers, by Melvin Redman who would have been one of the Company's four most highly compensated executive officers but for the fact that Mr. Redman, a former executive officer of the Company, was not serving as an executive officer of the Company at the end of the Company's last fiscal year and by all directors, nominees for director and executive officers as a group, at the close of business on November 16, 1998. Except as otherwise indicated, the persons listed below have advised the Company that they have sole voting and investment power with respect to the shares listed as owned by them.


                            Class A Common Stock(1)       Class B Common Stock
                          --------------------------   --------------------------
                          Amount & Nature              Amount & Nature              % Ownership
                           of Beneficial    Percent     of Beneficial    Percent     of Common      % Voting
                             Ownership      of Class      Ownership      of Class    Stock(2)       Power(3)
                          ---------------   --------   ---------------   --------   -----------     --------
Shelley Boxer...........       53,552(4)        *            --             --         *                *
Roger Fradin............        1,000(5)        *            --             --         *                *
Mitchell Jacobson.......       77,802           *       19,482,528(6)      57.1%     28.7%            52.0%
Sidney Jacobson.........          200           *        5,216,000(7)      15.3       7.7             13.9
Denis Kelly ............       63,290(8)        *            --             --         *                *
Raymond Langton.........        3,950(9)        *            --             --         *                *
David Sandler...........       55,592(10)       *            --             --         *                *
James Schroeder ........      124,589(11)       *            --             --         *                *
Melvin Redman...........       58,750(12)       *            --             --         *                *
Steven Tudor............       34,800(13)       *            --             --         *                *
All directors, nominees
    for director and
    executive officers
    as a group
    (10 persons)........      473,525         1.4%      24,698,528         72.4%     37.1%            66.0%

------------------

 *Less than 1%

(1) Does not include shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a share-for-share basis.

(2) Indicates percentage ownership of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. See Note 1.

(3) Indicates percentage of aggregate number of votes which can be cast. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

(4) Includes 4,000 shares of Class A Common Stock owned directly by Mr. Boxer and 49,552 shares of Class A Common Stock issuable upon the exercise by Mr. Boxer of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

                                             (Footnotes continued on next page)

(Footnotes continued from previous page)

(5) Shares of Class A Common Stock are jointly owned by Mr. Fradin and his wife.

(6) Includes (a) 15,482,528 shares of Class B Common Stock owned directly by Mr. Jacobson, (b) 2,000,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as Settlor of the Mitchell Jacobson 1998 Qualified Seven Year Annuity Trust and (c) 2,000,000 shares of Class B Common Stock owned by Marjorie Diane Gershwind as Settlor of the Marjorie Diane Gershwind 1998 Qualified Seven Year Annuity Trust of which trust Mr. Jacobson is the sole trustee and over which shares he may be deemed to have beneficial ownership. Mr. Jacobson disclaims beneficial ownership of the shares of the Class B Common Stock owned by such trusts.

(7) Reflects the aggregate ownership of Class B Common Stock by four trusts for the benefit of two of Mr. Jacobson's grandchildren. Mr. Jacobson is a co-trustee of two of such trusts and shares voting power and investment control over the shares held by such trusts. Mr. Jacobson is the sole trustee of the other two trusts. Mr. Jacobson disclaims beneficial ownership of all such shares.

(8) Includes 40,000 shares of Class A Common Stock owned directly by Mr. Kelly and 23,290 shares of Class A Common Stock issuable upon the exercise by Mr. Kelly of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(9) Includes 200 shares of Class A Common Stock owned directly by Mr. Langton and 3,750 shares of Class A Common Stock issuable upon the exercise by Mr. Langton of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(10) Includes 7,498 shares of Class A Common Stock owned directly by Mr. Sandler, 2,000 shares of Class A Common Stock held in trust by Mr. Sandler for the benefit of his children and 46,094 shares of Class A Common Stock issuable upon the exercise by Mr. Sandler of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

 (11)Includes 12,000 shares of Class A Common Stock owned directly by Mr. Schroeder and 112,589 shares of Class A Common Stock issuable upon the exercise by Mr. Schroeder of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(12) Represents shares of Class A Common Stock issuable upon the exercise by Mr. Redman of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(13) Includes 800 shares of Class A Common Stock owned directly by Mr. Tudor and 34,000 shares of Class A Common Stock issuable upon the exercise by Mr. Tudor of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

                             ELECTION OF DIRECTORS

         Seven directors will be elected at the Meeting for a term of one year expiring at the annual meeting of shareholders to be held in 2000 and until their respective successors shall have been elected and shall qualify. Each of the nominees for director was previously elected a director of the Company by the shareholders, except for Roger Fradin, who was elected by the directors in July 1998.

         The election of directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Meeting. Each proxy received will be cast FOR the election of the nominees named below unless otherwise specified in the proxy.

         Each nominee has indicated that he is willing to serve as a director of the Company, if elected, and the Board of Directors of the Company has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board of Directors. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the Company.

Name of Nominee                           Principal Occupation                Age      Director Since
----------------------        ---------------------------------------------  -----    ----------------
Mitchell Jacobson             Chairman of the Board of Directors,              47       October 1995
                                  President and Chief Executive Officer
                                  of the Company

Sidney Jacobson               Vice Chairman of the Board of Directors          80       October 1995
                                  of the Company

Shelley Boxer                 Vice President and Chief Financial Officer       51       October 1995
                                  of the Company

James Schroeder               Senior Vice President of Logistics of the        58       October 1995
                                  Company

Denis Kelly                   Managing Director of Prudential Securities       49       April 1996
                                  Incorporated

Raymond Langton               President and Chief Executive Officer of SKM     53       July 1997
                                  Applied Technology Partners

Roger Fradin                  President of the Ademco Group                    45       July 1998


         Mitchell Jacobson was appointed Chairman of the Board of Directors of the Company in January 1998 and was appointed President and Chief Executive Officer of the Company upon its formation in October 1995. Mr. Jacobson has also been President and Chief Executive Officer of Sid Tool Co., Inc., a wholly-owned and the principal operating subsidiary of the Company (the "Operating Subsidiary") since June 1982.

         Sidney Jacobson was appointed Vice Chairman of the Board of Directors of the Company in January 1998. Mr. Jacobson served as the Chairman of the Board of Directors from its formation in October 1995 to January 1998. Mr. Jacobson is a co-founder of the Operating Subsidiary and has been the Chairman of the Operating Subsidiary since June 1982.

         James Schroeder was appointed Senior Vice President of Logistics of the Company in August 1997. From October 1995 to August 1997, Mr. Schroeder served as Vice President of Logistics of the Company. From 1995 to January 1998, Mr. Schroder also served as Chief Operating Officer of the Company. Mr. Schroeder has also been Vice President of Logistics of the Operating Subsidiary since June 1982.

         Shelley Boxer was appointed Vice President and Chief Financial Officer of the Company upon its formation in October 1995. Mr. Boxer was the Vice President and Chief Financial Officer of Joyce International, Inc., a distribution and manufacturing company, from 1992 to 1993. From 1987 to 1992,

Mr. Boxer was the Executive Vice President and Chief Financial Officer of Kinney Systems, Inc., an automobile parking facility and real estate company.

         Denis Kelly has been a director of the Company since April 1996. Mr. Kelly is a Managing Director of Prudential Securities Incorporated, a position he has held since July 1993. Before July 1993, Mr. Kelly was President of Denbrook Capital Corporation. Mr. Kelly is also a director of Kenneth Cole Productions, Inc.

         Raymond Langton has been a director of the Company since July 1997. Mr. Langton is the President and Chief Executive Officer of SKM Applied Technology Partners, a leveraged buy-out firm. From 1995 to February 1997, Mr. Langton was the president and Chief Executive Officer of Chicago Rawhide Worldwide, a manufacturer of sealing devices and subsidiary of SKF USA Inc. (itself a subsidiary of AB SKF of Sweden, a manufacturer of sealing devices and ball bearings). From 1991 to 1995, Mr. Langton was President and Chief Executive Officer of SKF North America, a manufacturer of ball bearings and subsidiary of SKF USA, Inc. Mr. Langton has also been a director of SKF USA, Inc. since 1991 and is a director of Right Management Consultants.

         Roger Fradin has been a director of the Company since July 1998. Mr. Fradin is the President of the ADEMCO Group, a position he has held since 1987. The ADEMCO Group is a division of the Pittway Corporation and a leading manufacturer of electronic security products.

         Sidney Jacobson and Mitchell Jacobson are father and son. There are no family relationships among any of the other directors or executive officers of the Company.

Committees, Meetings and Compensation of the Board of Directors

         The Board of Directors held four meetings during the last fiscal year. Each of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

         The Board of Directors has a standing Audit Committee currently comprised of Denis Kelly, Raymond Langton and Roger Fradin. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's operations and financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the annual financial and operational audits with the independent accountants; reviews with management the Company's interim operating results; and reviews any non-audit services to be performed by the independent accountants and considers the effect of any such performance on the accountants' independence. The Audit Committee met two times in the fiscal year ended August 29, 1998.

         The Board of Directors has a standing Compensation Committee currently comprised of Denis Kelly, Raymond Langton and Roger Fradin. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers. The Compensation Committee also administers the Company's 1995 Stock Option Plan (the "1995 Option Plan"), 1998 Stock Option Plan (the "1998 Option Plan") and 1995 Restricted Stock Plan. Pursuant to the 1995 Option Plan and the 1998 Option Plan, the Compensation Committee has the authority to determine the persons to whom and the times at which options are to be granted, the number of option shares to be granted and the price and other terms of options and to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. Under the 1995 Restricted Stock Plan, the Compensation Committee has the authority to determine the persons to whom and the times at which awards are to be made. The Compensation Committee met two times in the fiscal year ended August 29, 1998.

         The Board of Directors does not have a standing Nominating Committee.

         The Company's policy is not to pay compensation to directors who are also employees of the Company. The Company grants options to purchase 5,000 shares of Class A Common Stock to non-employee directors upon their election and reelection to the Board of Directors. Directors elected other than at an annual meeting of shareholders receive a pro rata number of options. The Company also pays each non-employee director compensation of $10,000 per annum and $1,500 per board meeting attended.

Executive Officers

         Sidney Jacobson, Mitchell Jacobson, James Schroeder and Shelley Boxer are executive officers of the Company, holding the offices described above. In addition, the following individuals are also executive officers of the Company.

Name of Officer                                  Position                    Age      Executive Officer Since
-------------------------        ----------------------------------------   -----     -----------------------
Thomas Eccleston                 Vice President of Plant and Equipment       50             October 1995
                                     and Secretary

Charles Moyer                    Senior Vice President of Marketing          43             January 1998
                                          and Product Development

David Sandler                    Senior Vice President of Administration     41             January 1998

Steven Tudor                     Senior Vice President of Sales              48             January 1998
                                     and Branch Operations


         Thomas Eccleston was appointed Vice President of Plant and Equipment and Secretary of the Company upon its formation in October 1995. Mr. Eccleston has also served as the Vice President of Plant and Equipment of the Operating Subsidiary since 1986.

         Charles Moyer was appointed Senior Vice President of Marketing and Product Development of the Company in August 1997. From August 1995 to August 1997, Mr. Moyer served as Vice President of Marketing of the Company. From 1980 to August 1995, Mr. Moyer served in a variety of executive roles, including Vice President of Marketing, for the electronics group of Premier Industrial Corporation, a distributor of electronic and electrical components.

         David Sandler was appointed Senior Vice President of Administration of the Company in September 1998. From September 1997 to September 1998, Mr. Sandler was the Senior Vice President of Information Systems and Human Resources of the Company. From September 1996 to September 1997, Mr. Sandler served as the Vice President of Information Systems and Business Development of the Company. From 1995 to 1996, Mr. Sandler was the Director of Business Development of the Company. From 1993 to 1995, Mr. Sandler was the Director of Product Management and Purchasing of the Operating Subsidiary.

         Steven Tudor was appointed Senior Vice President of Sales and Branch Operations of the Company in August 1997. From April 1996 to August 1997, Mr. Tudor served as Vice President of Sales and National Account Manager of the Company. From 1982 to 1996, Mr. Tudor was a Regional Manager of Motion Industries, a division of Genuine Parts Corporation and distributor of power transmissions.

         Each executive officer serves until his successor is appointed and qualified or until earlier resignation, death or removal. There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was or is to be selected as an officer of the Company. The Operating Subsidiary, however, has entered into employment agreements with each of Mitchell Jacobson, the Chairman of the Board, President and Chief Executive Officer of the Company and Sidney Jacobson, the Vice Chairman of the Board of the Company, which are described below.

Section 16(a)  Beneficial Ownership Reporting Compliance

         Based solely upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Exchange Act and written representations from its executive officers, directors and persons who own beneficially more than 10% of either the Class A Common Stock or the Class B Common Stock, all filing requirements of Section 16(a) of the Exchange Act were complied with during the fiscal year ended August 29, 1998 and the fiscal year ended August 30, 1997, except that Ms. Gershwind, Mr. Kelly and Mr. Mitchell Jacobson each failed to file timely one report, each covering one transaction occurring during the fiscal year ended August 29, 1998 and Messrs. Boxer, Kelly, Eccleston, Langton and Schroeder each failed to file timely one report, each covering one transaction occurring during the fiscal year ended August 30, 1997.

                            EXECUTIVE COMPENSATION

         The following table sets forth, for the Company's last three fiscal years, the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer, to each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of the Company's last fiscal year and to Melvin Redman, a former executive officer of the Company, who would have been one of the Company's four most highly compensated executive officers but for the fact that Mr. Redman was not serving as an executive officer of the Company at the end of the Company's last fiscal year (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries. All compensation noted below, other than stock options, was paid by the Operating Subsidiary.

                          Summary Compensation Table

                                                                          Long-Term
                                     Annual Compensation           Compensation Awards

Name and Principal         Fiscal    Salary    Bonus(1)   Other Annual  Securities Underlying     All Other
Position                    Year                          Compensation       Options (2)       Compensation(3)
------------------------   ------  --------  -----------  ------------  ---------------------  ---------------
Mitchell Jacobson           1998   $408,400     --        $5,072(4)             --                $221,171(5)
   President and Chief      1997    408,400     --         8,710(4)             --                 132,842(5)
   Executive Officer        1996    408,139     --         9,110(4)             --                 129,900(5)

Sidney Jacobson             1998    250,000   $ 50,000       --                 --                  6,788
   Vice Chairman            1997    259,615     --         5,808(6)             --                  6,788
                            1996    403,846     --         4,950(6)             --                  6,788

James Schroeder             1998    292,205    165,000     5,783(7)            180,000              76,350(8)
   Senior Vice President,   1997    311,944     --         5,701(7)             30,000             701,350(8)
   Logistics                1996    304,326    180,000     5,542(7)            117,648             301,350(8)

David Sandler               1998    185,383    104,885     4,831(9)             30,000                312
   Senior Vice President,   1997    140,750     --         1,480(9)             24,000                306
   Administration           1996    101,808     67,800     1,790(9)             58,824                142

Steven Tudor                1998    253,269    143,750     3,339(10)            30,000                522
   Senior Vice President,   1997    206,538     75,000     1,575(10)            20,000                522
   Sales                    1996     75,000     --           --                 60,000                341

Melvin Redman               1998    235,966    200,000       --                100,000                 --
   Former Chief Operating   1997     --         --           --                 --                     --
   Officer                  1996     --         --           --                 --                     --


         No restricted stock, stock appreciation rights or long-term incentive plan payments, as defined in the regulations of the Exchange Act governing the solicitation of proxies, were awarded to, earned by or paid to any of the Named Executive Officers during any of the last three fiscal years.

---------------

(1) Cash bonuses are generally paid during the fiscal year following the year of award. For fiscal 1996, the Compensation Committee and the Board of Directors granted stock options to each of the Named Executive Officers (other than Mitchell Jacobson, Sidney Jacobson and Melvin Redman (who was not then an executive officer)), but did not award cash bonuses. The bonus amount received by Steven Tudor in fiscal 1997 represents a signing bonus awarded to Mr. Tudor in fiscal 1996.

                                             (Footnotes continued on next page)

(Footnotes continued from previous page)

 (2) The number of securities underlying options has been restated to give effect to the two-for-one stock split in the form of a stock dividend declared on April 6, 1998 and distributed on May 22, 1998 to shareholders of record as of April 24, 1998.

(3) Unless otherwise noted, amounts represent group term life insurance benefits paid by the Company.

(4) Includes automobile allowances of approximately $4,300, $8,063, and $6,780 paid by the Company in fiscal 1998, fiscal 1997 and fiscal 1996, respectively, and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $772, $647 and $2,330 paid by the Company in fiscal 1998, fiscal 1997 and fiscal 1996, respectively.

(5) Includes group term life insurance benefits of approximately $522, $552 and $261 paid by the Company in fiscal 1998, fiscal 1997 and fiscal 1996, respectively, and split dollar life insurance premiums of approximately $220,649, $132,290 and $129,639 paid by the Company in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Under the terms of such policies, a portion of the premiums paid by the Company in fiscal 1998, fiscal 1997 and fiscal 1996 have been reimbursed.

(6)  Represents automobile allowances paid by the Company.

(7) Includes automobile allowances of approximately $4,745, $4,718 and $3,240 paid by the Company in fiscal 1998, fiscal 1997 and fiscal 1996, respectively, and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $1,038, $983 and $2,302 paid by the Company in fiscal 1998, fiscal 1997 and fiscal 1996, respectively.

(8) Includes group term life insurance benefits of approximately $1,350 paid by the Company in each of fiscal 1998, fiscal 1997 and fiscal 1996. Also includes approximately $75,000, $700,000 and $300,000 accrued by the Company in fiscal 1998, fiscal 1997 and fiscal 1996, respectively, in respect of annual post-retirement payments to be made to Mr. Schroeder pursuant to the terms and provisions of a written agreement between Mr. Schroeder and the Company which was terminated by the Company on September 1, 1997.

(9) Includes automobile allowances of approximately $2,918 paid by the Company in fiscal 1998 and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $1,913, $1,480 and $1,790 paid by the Company in fiscal 1998, fiscal 1997 and fiscal 1996, respectively.

(10) Includes automobile allowances of approximately $1,839 paid by the Company in fiscal 1998 and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $1,500 and $1,575 paid by the Company in fiscal 1998 and fiscal 1997, respectively.

Stock Option Plans

                       Option Grants in Last Fiscal Year

         The following table sets forth information with respect to the grant of stock options under the 1995 Stock Option Plan by the Company during the fiscal year ended August 29, 1998 to the Named Executive Officers. The number of securities underlying options granted has been restated to give effect to the two-for-one stock split in the form of a stock dividend distributed to shareholders of record as of April 24, 1998.

                                                                                      Potential Realizable Value
                                                                                      at Assumed Annual Rates of
                                                                                      Stock Price Appreciation for
                                               Individual Grants                               Option Term
                              -----------------------------------------------------   ------------------------------
                                            Percentage
                               Number of         of
                              Securities   Total Options
                              Underlying    Granted to      Exercise
                                Options     Employees in     Price      Expiration
                              Granted (#)  Fiscal Year (%)   ($/Sh)        Price          5%($)            10%($)
                              -----------  ---------------  --------    ----------    -------------   -----------------

Mitchell Jacobson.........             0        0.0%          -             -               -             -

Sidney Jacobson...........             0        0.0           -             -               -             -

Melvin Redman.............       100,000        8.7         $19.50        12/12/07     $1,226,345       $3,107,798

David Sandler.............        30,000        2.6          19.00        11/19/07        358,470          908,433

James Schroeder...........       170,000       14.8          19.00        11/19/07      2,031,330        5,147,788

                                  10,000         .9          20.53          1/9/08        129,113          327,195

Steven Tudor..............        30,000        2.6          19.00        11/19/07        358,470          908,433

                     Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

         The following table sets forth information with respect to the value at August 29, 1998 of unexercised stock options held by the Named Executive Officers. No stock options were exercised in fiscal 1998. The number of securities underlying unexercised options has been restated to give effect to the two-for-one stock split in the form of a stock dividend distributed to shareholders of record as of April 24, 1998.

                                             Number of Securities          Value of Unexercised
                                        ------------------------------  ---------------------------
                                            Underlying Unexercised             In-the-Money
                                                Options at FYE                Options at FYE
          Name                             Exercisable/Unexercisable     Exercisable/Unexercisable(1)
          ----------------------------   -----------------------------  ----------------------------
          Mitchell Jacobson...........                       0/0                      -

          Sidney Jacobson.............                       0/0                      -

          Melvin Redman...............             56,250/52,500            $  154,950/126,375

          David Sandler...............             28,330/84,494               321,142/644,721

          James Schroeder.............            53,059/274,589             618,656/1,516,891

          Steven Tudor................             28,000/82,000               209,120/463,580

---------------

(1) Fair market value of securities underlying the options at fiscal year end minus the exercise price of the options.

Employment Arrangements and Compensation Plans

         Sidney Jacobson is employed as Chairman of the Board of Directors of the Operating Subsidiary pursuant to an employment agreement, dated as of January 2, 1994 and amended as of October 30, 1995, which expires in January 2004. Mr. Jacobson is required to devote his full working time to the affairs of the Operating Subsidiary. Under Mr. Jacobson's employment agreement, he receives an annual base salary of $250,000 (which was reduced effective October 30, 1995 from $650,000) and is entitled to participate in employee benefit and other fringe plans made available to the executives of the Operating Subsidiary. If the cost of living increases by more than 6% per annum, Mr. Jacobson's annual base salary is subject to a percentage increase equal to the percentage cost of living increase. The employment agreement also provides for a benefit of $200,000 per year until January 2, 2004 payable to Mr. Jacobson's wife in the event of his death. Under the employment agreement, if Mr. Jacobson's employment is terminated because he becomes incapacitated due to physical or mental illness, he would continue to receive his salary for a six month period following such termination and, thereafter, would receive $200,000 per year for the balance of his employment term. Mr. Jacobson would also continue to be carried on the Operating Subsidiary's health and other insurance plans. The employment agreement provides that Mr. Jacobson may, at his option, elect to become a consultant and advisor to the Operating Subsidiary at an annual fee of $300,000, in which event Mr. Jacobson will be required to be available to the Company for up to 10 hours per week, not to exceed 40 hours in any given month. Mr. Jacobson does not have any current intention to make such election, and any such election would not be expected to have a material impact on the Operating Subsidiary.

         Mitchell Jacobson is employed as President and Chief Executive Officer of the Operating Subsidiary pursuant to an employment agreement, dated as of August 1, 1994, which expires on the earlier of August 1, 2004 or 90 days after Mr. Jacobson's written election to terminate his employment. Mr. Jacobson is required to devote his full working time to the affairs of the Operating Subsidiary. Under his employment agreement, Mr. Jacobson receives an annual base salary (currently set at $408,400), an annual bonus payment equal to the product of Mr. Jacobson's annual salary and a percentage representing the average percentage bonus granted to all other senior executives of the Operating Subsidiary during the applicable fiscal year. Mr. Jacobson is also entitled to participate in employee benefit and other fringe benefit plans made available to the executives of the Operating Subsidiary. Under the employment agreement, Mr. Jacobson's annual base salary is subject to an annual cost of living adjustment equal to the percentage increase, if any, in a specified Consumer Price Index. The employment agreement also provides that in the event Mr. Jacobson's employment is terminated because he becomes incapacitated due to physical or mental illness, Mr. Jacobson will receive payment of salary for a six-month period following such termination and $200,000 per year for the balance of his employment term. In the event of Mr. Jacobson's death, the agreement provides that his wife will receive $400,000 per year for a period of three years.

         James Schroeder is employed as Senior Vice President of Logistics of the Company. Mr. Schroeder and the Company are parties to a written agreement which provides for annual benefit payments to Mr. Schroeder for seven years upon his retirement or, his termination by the Company without cause or, in the event of his death, to his designated beneficiary. The benefit is based upon the growth in the Company's earnings before interest and taxes over a certain base amount. The Company may terminate the agreement at any time and elect to prepay Mr. Schroeder any benefits accrued by the Company up to the date of such termination. The Company exercised its right to terminate the agreement with Mr. Schroeder as of September 1, 1997. Under the terms of the agreement, the Company is obligated to accrue to Mr. Schroeder's benefit the total amount that would be due as if September 1, 1997 were Mr. Schroeder's normal retirement date. Accordingly, the Company accrued $75,000 in fiscal 1998. The total amount due to Mr. Schroeder is approximately $1,075,000 (including $700,000 accrued in fiscal 1997 and $300,000 accrued in fiscal
1996). This amount will accrue interest until Mr. Schroeder's normal retirement date and may be prepaid, at the Company's election, at any time, without penalty.

                       COMPENSATION COMMITTEE INTERLOCKS
              AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         For most of the fiscal year ended August 29, 1998, the Compensation Committee consisted of Denis Kelly and Raymond Langton, with Mitchell Jacobson, the Chairman of the Board and the President and Chief Executive Officer of the Company, serving as an ex officio member for the Compensation Committee. In July 1998, following his election as a director, Roger Fradin was appointed to the Compensation Committee. With the exception of Mr. Jacobson, none of the members of the Compensation Committee was, during such year, an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. In addition, no executive officer of the Company served as a director or a member of the compensation committee of any other entity one of whose executive officers served as a director or on the Compensation Committee of the Company.

Certain Relationships and Related Transactions Involving Members of the Compensation Committee

         An entity owned and controlled by Mitchell Jacobson, the Chairman of the Board and the President and Chief Executive Officer of the Company, and Marjorie Gershwind, Mr. Jacobson's sister, leases a distribution center, located in Atlanta, Georgia, to the Operating Subsidiary. The square footage of the distribution center is approximately 340,000 square feet. The rent paid by the Operating Subsidiary was approximately $1,220,000 in fiscal 1998 and is anticipated to be approximately $1,220,000 in fiscal 1999. The rent to be paid by the Operating Subsidiary under the remaining lease term, which expires or is subject to renewal in fiscal 2010, for the Atlanta, Georgia distribution center is approximately $14,530,000. Additionally, six other entities owned or controlled by Mitchell Jacobson and Marjorie Gershwind lease certain branch offices to the Operating Subsidiary. The aggregate square footage of such branch offices is approximately 165,000 square feet. The aggregate rent paid by the Operating Subsidiary to lease these branch offices was approximately $482,000 in fiscal 1998 and is anticipated to be approximately $386,000 in fiscal 1999. The aggregate rent to be paid by the Operating Subsidiary under the remaining lease terms, the last of which expires in fiscal 2003, is approximately $950,000. The Company believes that the terms of the foregoing arrangements are at least as favorable to the Company as could have been obtained from unaffiliated third parties.

         The Company is guarantor of certain loans made to Esco Management Corp., an entity jointly controlled by the Operating Subsidiary and Mr. Jacobson and Ms. Gershwind. The largest amount of such loans to Esco Management Corp. that was outstanding in fiscal 1998 was approximately $449,000 and the current amount outstanding is approximately $449,000. The current interest rate on and maturity date of each of the loans are 6.625% and April 27, 1999, respectively.

                       REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

         For most of the past fiscal year, the Compensation Committee (the "Committee") was comprised of Denis Kelly and Raymond Langton, with Mitchell Jacobson, the Chairman of the Board and the President and Chief Executive Officer of the Company, serving as an ex officio member of the Committee. In July 1998, following his election as a director, Roger Fradin was appointed to the Compensation Committee. Mr. Jacobson did not take part in any discussions of the Committee relating to the determination of his compensation.

         The Committee is responsible for recommending to the Board of Directors the overall direction for the executive compensation strategy of the Company and for the ongoing monitoring of the strategy's implementation. In addition to recommending and reviewing the compensation of the executive officers, it is the responsibility of the Committee to recommend new incentive compensation plans and to implement changes and improvements to existing compensation plans, all subject to approval by the Board of Directors. The Committee makes its compensation determinations based upon its own analysis of information it compiles and the business experience of the members. In addition, the views of Mitchell Jacobson, as Chairman of the Board and the President and Chief Executive Officer of the Company, are, and will continue to be, considered by the members of the Committee in their review of the performance and compensation of individual executives. The Company will engage an outside compensation consultant to assist the Committee if the members of the Committee so request.

Overall Policy

         The Committee believes that the Company's executive officers constitute a highly qualified management team and are largely responsible for the Company's success. The Committee further believes that the stability of the management team is a contributing factor to the Company's success. In order to promote stability, the Company's strategy is to (i) compensate its executive officers principally through a stable base salary set at a sufficiently high level to retain and motivate these officers, (ii) link a portion of the executive officers' compensation to their performance and the Company's profitability for each fiscal year, and (iii) align the financial interests of the Company's executive officers with those of the Company's shareholders. The compensation objectives of the Committee and the Board of Directors are designed to provide competitive levels of compensation consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

         The major elements of the executive compensation program are base salary, annual incentive bonuses and long-term incentive compensation in the form of stock options and restricted stock. Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical and life insurance and a 401(k) plan. Base salary, bonuses and benefits are paid by the Operating Subsidiary. Overall compensation is intended to be consistent with companies of similar characteristics (size, profitability, business lines, growth, etc.) (the "peer group"). The peer group for purposes of determining compensation of executive officers is not the same group of companies which are included in the industry index which appears on the performance graph contained in this proxy statement. The purpose of the industry index is to compare the performance of the Class A Common Stock to the performance of the stock of companies with similar businesses to the Company. The peer group for purposes of compensation matters is based upon companies with characteristics similar to the Company, including, but not limited to, type of business, in order to provide a more accurate measure of the compensation paid to executives of comparable companies. In any particular year, the Company's executives may be paid more or less than the executives of competitors, depending upon the Company's overall financial performance and other factors. For the fiscal year ended August 29, 1998, the Committee believes that the Company's senior executives were paid at approximately the median as compared to comparable executives in the peer group.

Federal Income Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes. The limit, which applies to a company's chief executive officer and the four other most highly compensated executive officers, is $1 million, subject to certain exceptions (including the exclusion from the cap generally of performance-based compensation). The Committee has determined that compensation payable to the executive officers should generally meet the conditions required for full deductibility under Internal Revenue Code Section 162(m). While the Company does not expect to pay its executive officers compensation in excess of the
Section 162(m) deductibility limit, the Committee also recognizes that in certain instances it may be in the best interest of the Company to provide compensation that is not fully deductible.

Base Salary

         Base salaries for the Company's senior executives are influenced by a variety of objective and subjective factors. Particular consideration is given to a comparison of the salaries at companies in the peer group and the executive's level of responsibility, tenure with the Company, prior year's compensation and effectiveness of management. The Committee has also relied heavily on the recommendations of Mitchell Jacobson, Chairman of the Board and the President and Chief Executive Officer of the Company, in setting the compensation of the other executive officers, other than Sidney Jacobson. The base salary for Sidney Jacobson, the Vice Chairman of the Board of Directors of the Company, for fiscal 1998 was fixed under his employment agreement with the Operating Subsidiary. The terms of Sidney Jacobson's employment agreement were determined by negotiations between Mr. Jacobson and the Operating Subsidiary and are reflective of his level of responsibility and tenure with the Operating

Subsidiary. A detailed description of Mr. Jacobson's employment agreement (as well as the employment agreement between the Operating Subsidiary and Mitchell Jacobson, Chairman of the Board and President and Chief Executive Officer of the Company) appears on page 12 of this proxy statement.

Annual Incentive Bonuses

         Each fiscal year, the Company establishes a bonus pool in an amount equal to 8-1/2% of the Company's pre-tax profits for that year. All employees of the Company, including its executive officers, are eligible to receive bonuses, but the award of bonuses to the employees generally and to any employee specifically are at the Committee's sole discretion based on the members' qualitative and quantitative evaluation of the Company's performance during such year. Factors considered in awarding a bonus to a specific executive officer include level of responsibility, exhibited individual initiative, effectiveness of management and seniority. Bonuses to the Company's senior executive officers are based on a percentage of their annual salaries. Pursuant to his employment agreement with the Operating Subsidiary, Mitchell Jacobson, Chairman of the Board and the President and Chief Executive Officer of the Company, is entitled to receive a bonus based on his annual salary and the average percentage bonus granted to all other senior executive officers of the Company.

         The Committee does not currently establish specific performance criteria which must be met in order to earn bonuses. The Committee may consider setting objective standards in the future.

Long-Term Incentive Compensation

         The Company reinforces the importance of producing satisfactory returns to shareholders over the long term through the operation of the 1995 Option Plan, the 1998 Option Plan and the Restricted Stock Plan. Stock option grants and restricted stock awards provide executives with the opportunity to acquire an equity interest in the Company and align the executive's interest with that of the shareholders to create shareholder value as reflected in growth in the price of the Class A Common Stock.

         1995 and 1998 Option Plans. The 1995 Option Plan and 1998 Option Plan (collectively, the "Option Plans) are administered by the Committee, which may designate granted options as incentive stock options, non-qualified stock options or a combination thereof. The Committee has the discretion, subject to certain limitations, to determine the participants under the Option Plans, the time and price at which options will be granted, the period during which options will be exercisable and the number of shares subject to each option. Under the Option Plans, the per share exercise price of any option which is a non-incentive stock option may not be less than 85% of the fair market value of a share of Class A Common Stock on the date of grant (except for non-incentive stock options granted to any person who is or may reasonably be expected to become a "covered employee" under section 162(m)(3) of the Code, in which case the per share exercise price of such options may not be less than 100% of such fair market value). The aggregate fair market value of the shares of Class A Common Stock for which a participant may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000. No participant may be granted options to purchase more than 1,000,000 shares of the Class A Common Stock. This approach provides an incentive to the executive officers to increase shareholder value over the long term, since the full benefit of the options granted cannot be realized unless stock price appreciation occurs over a number of years.

         Restricted Stock Plan. Pursuant to the Restricted Stock Plan, the Committee will only regrant currently outstanding restricted shares of Class A Common Stock to selected employees of the Company, including its executive officers. The Committee, however, will not grant any authorized but unissued restricted shares and will only regrant issued and outstanding restricted shares currently held by employees of the Company if and to the extent any such restricted shares are returned to the Company through forfeiture. Pursuant to the Restricted Stock Plan, forfeiture of restricted shares by employees of the Company shall occur if such employee leaves the employ of the Company for any reason other than death or permanent disability or termination of employment without cause, at which time all restricted shares purchased by such individual shall be returned to the Company. The shares vest in one-fifth increments over a five-year period commencing on the first anniversary of the date of the award. The purpose of the Restricted Stock Plan is to encourage ownership of the Class A Common Stock by employees, thereby fostering a "shareholder perspective" among the participants, and to provide the employees with additional incentive to promote the Company's success, thereby promoting executive retention and long term achievement.

Chief Executive Officer's Fiscal 1998 Compensation

         The compensation paid to the Company's Chief Executive Officer, Mitchell Jacobson, in fiscal 1998 consisted solely of base salary and was established pursuant to his employment agreement with the Operating Subsidiary. The terms of the agreement are described in detail on page 12 of this proxy statement. Under the terms of his employment agreement, Mr. Jacobson received an annual base salary of $408,400. Mr. Jacobson did not receive any bonus compensation in fiscal 1998. Due to his substantial stock ownership, the Committee decided that it was not necessary to provide Mr. Jacobson with additional long-term incentive through the grant of stock options.

Compensation Committee

         Roger Fradin
         Denis Kelly
         Raymond Langton

                             STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the total shareholder return on the Company's Class A Common Stock during the period beginning on December 20, 1995 (the date on which the class A common Stock began trading publicly on the New York Stock Exchange) and ending on August 29, 1995 with the cumulative total return on Standard & Poor's MidCap 400 Index and the Dow Jones Other Industrial & commercial Services Index. The comparison assumes that $100 was invested on December 15, 1995 in the Class A Common Stock and on November 30, 1995 in the foregoing indicies and assumes the reinvestment of dividends.


                                    [GRAPH]




                             Cumulative Total Return

                                          12/15/95       8/96        8/97      8/98
                                          --------       ----        ----      ----
MSC Industrial Direct Co., Inc.             100           167        214        230

Standard & Poor's Midcap 400 Index          100           109        131        170

Dow Jones Other Industrial &
Commercial Services Index                   100           110        120        142


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Erik Gershwind, the nephew of Mitchell Jacobson, Chairman of the Board and the President and Chief Executive Officer of the Company, and the son of Marjorie Gershwind, Mr. Jacobson's sister and the beneficial owner of in excess of 5% of the outstanding shares of Class B Common Stock, is employed by the Company as a Manager in the Sales Department. Mr. Gershwind is currently compensated at the rate of $93,712 per annum. Mr. Gershwind is also entitled to participate in all of the employee benefit plans available to all of the Company's employees.

         In fiscal 1991, the Company extended a loan to James Schroeder, a Senior Vice President and Director of the Company, which is evidenced by a promissory note in the principal amount of $200,000 and accrues interest at the prime rate. The amount of such loan to Mr. Schroeder that was outstanding at August 29, 1998 was approximately $60,000.

         In fiscal 1997, the Company extended a loan to Steven Tudor, a Senior Vice President of the Company, which is evidenced by a promissory note in the principal amount of $818,000 and accrues interest at the prime rate. The amount of such loan to Mr. Tudor that was outstanding at August 29, 1998 was approximately $480,000.

         See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions" for certain relationships and related party transactions involving certain of the Company's directors.

                   APPROVAL OF MSC INDUSTRIAL DIRECT CO., INC.
                          ASSOCIATE STOCK PURCHASE PLAN

         Effective as of May 4, 1998, the Board of Directors adopted, at the recommendation of the Compensation Committee and subject to shareholder approval, the MSC Industrial Direct Co., Inc. Associate Stock Purchase Plan (the "Plan").

         The following summary of certain features of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached to this proxy statement as Exhibit A. All capitalized terms used but not defined herein have the respective meanings ascribed to them in the Plan.

         The affirmative vote of holders of a majority of the shares of Class A Common Stock and Class B Common Stock present in person or by proxy at the Meeting is required for approval of the Plan.

         The Board of Directors recommends a vote FOR the approval of the Plan. Each proxy received in response to this solicitation will be voted FOR the proposal to approve the Plan, unless otherwise specified in the proxy.

Nature and Purpose of the Plan

         The purpose of the Plan is to provide employees ("associates") of the Company and its subsidiaries with an opportunity to purchase shares of Class A Common Stock through payroll deductions. The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan are to be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Duration and Modification

         The Plan will terminate not later than October 30, 2008. The Board of Directors may at any time and for any reason terminate or amend the Plan as it may deem advisable. However, the Company must obtain shareholder approval of any amendment to the Plan to the extent that such approval is necessary to comply with Section 423 of the Code.

Administration of the Plan

         The Plan is to be administered by the Board of Directors of the Company.

Offering Periods

         Options are granted under the Plan to purchase shares of Class A Common Stock in consecutive three-month offering periods, with a new offering period commencing on each November 1, February 1, May 1 and August 1, unless otherwise determined by the Company.

Securities Subject to the Plan; Market Price

         The number of shares of Class A Common Stock reserved for sale under the 1998 Purchase Plan is 500,000. If the total number of shares which would otherwise be subject to options under the Plan exceeds the number of shares then available under the Plan, the Company is required to make a pro rata allocation of the shares available for option grant in as uniform and equitable a manner as is practicable. In such event, the Company is required to give written notice of such reduction in the number of shares subject to option to each participant affected thereby.

         The closing sale price of a share of Class A Common Stock on the New York Stock Exchange on December 1, 1998 was $23-9/16.

Eligibility

                  Each associate of the Company and its participating subsidiaries (as designated by the Board of Directors) who is customarily employed for at least 20 hours per week and for more than five months in a calendar year is eligible to participate under the Plan, provided that the associate has been employed by the Company for at least 31 days on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Code.

Participation

         An associate may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions on the form provided by the Company and filing it with the payroll office of the Company prior to the first day of the offering period with respect to which it is to be effective. Payroll deductions will be equal to the percentage of compensation (not to exceed 15%) specified by the participant. Once enrolled, a participant remains enrolled in each subsequent offering period of the Plan at the designated payroll deduction unless the participant withdraws by providing the Company with written notice of withdrawal or files a new subscription agreement prior to the applicable offering date changing the associate's designated payroll deduction.

Purchase Price

         The purchase price per share at which shares of Class A Common Stock are to be sold under the Plan is 85% of the fair market value of a share of Class A Common Stock at the offering date (the first day of the offering period). The fair market value of the Class A Common Stock on any offering date means: (i) the closing sale price of the Class A Common Stock on the New York Stock Exchange on the business day immediately preceding such date or (ii) if there is no sale of the Class A Common Stock on such Exchange on such business day, the average of the bid and asked prices on such Exchange at the close of the market on such business day.

Purchase of Shares

         The maximum number of shares of Class A Common Stock a participant may purchase during each offering period may not exceed 5,000 shares, subject to certain limitations set forth in the Code and availability of shares under the Plan.

         Unless a participant withdraws from the Plan during an offering period, his or her option to purchase shares will be exercised automatically at each exercise date (the last business day of the offering period), and the maximum number of full shares subject to the option will be purchased at the applicable option price with the accumulated payroll deductions in his or her account. The shares purchased will be issued to the participant as promptly as practicable after the exercise date. A participant's option to purchase shares under the Plan may be exercised only by the participant.

Voting Rights

         Participants will not have any interest or voting rights in shares covered by their options until the options have been exercised.

Adjustments

         The number of shares of Class A Common Stock available for grant or covered by each option granted under the Plan will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation or, as may be determined by the Compensation Committee, in the event of any other change affecting the number or kind of outstanding shares of Class A Common Stock. In the event of the dissolution or liquidation of the Company, the Board may, in its discretion, accelerate the exercisability of all outstanding awards and/or terminate the same within a reasonable time thereafter.

Withdrawal; Termination of Employment

         A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account under the Plan at any time prior to an exercise date by giving written notice to the Company on a form provided for such purpose. If the participant withdraws from the Plan during an offering period, all of the participant's payroll deductions credited to his or her account will be paid to the participant as soon as practicable after receipt of the notice of withdrawal and his or her option for the current offering period will be automatically canceled, and no further payroll deductions for the purchase of shares will be made during such offering period or subsequent offering periods, except pursuant to a new subscription agreement filed in accordance with the Plan.

         Upon the termination of a participant's continuous status as an employee prior to an exercise date of an offering period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Plan, the payroll deductions accumulated in his or her account will be returned to him or her as soon as practicable after such termination or, in the case of death, to the person or persons entitled thereto under the Plan, and his or her option will be automatically canceled.

         A participant's withdrawal from the Plan during an offering period will not have any effect upon his or her eligibility to participate in a succeeding offering period or in any similar plan that may hereafter be adopted by the Company.

         All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company is not obligated to segregate such payroll deductions.

Federal Income Tax Consequences of Issuance and Exercise of Options

         The following discussion of the Federal income tax consequences of the granting and exercise of options under the Plan, and the sale of shares of Class A Common Stock acquired as a result thereof, is based on an analysis of the Code as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

         The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the length of the holding period. If the shares are disposed of by the participant at least two years after the beginning of an offering period and at least one year from the date the shares are purchased, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price and (b) 15% of the fair market value of the shares on the first day of the offering period will be treated as ordinary income. Any additional gain will be taxed at capital gain rates. If the shares are sold after such time and the sales price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss. If the shares are sold or otherwise disposed of before the expiration of such two-year and one-year periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income.

         The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a disposition of shares within two years from the date of grant or within one year of the date of purchase.

         The foregoing is only a summary of the effect of Federal income taxation upon a participant and the Company with respect to shares of Class A Common Stock purchased under the Plan. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

                 APPROVAL OF AMENDMENT TO 1998 STOCK OPTION PLAN

         On November 6, 1998, the Board of Directors adopted, subject to shareholder approval, an amendment to the 1998 Option Plan which will become effective on January 8, 1999. The amendment provides that, notwithstanding any other vesting provisions in the 1998 Option Plan, an option granted to an optionee on or after January 8, 1999 (other than a non-employee director's option) will, to the extent not already exercisable, become exercisable in full on the optionee's 62nd birthday. The Board of Directors believes that this amendment will provide an added incentive for more mature and experienced employees to remain in the employ of the Company. If the amendment is not approved by the shareholders of the Company, the 1998 Option Plan will remain as presently in effect.

         To effectuate this amendment, Section 10A of the 1998 Option Plan will be amended to add the following sentence:

               Notwithstanding the foregoing provisions of this
               Section 10A, an Option granted to a Participant on or subsequent to January 8, 1999 other than a Non-Employee Director's Formula Option will, to the extent not already exercisable, become exercisable in full on the Participant's 62nd birthday.

         The 1998 Option Plan authorizes the grant of up to an aggregate of 6,000,000 shares of Class A Common Stock to employees of and consultants to the Company and its subsidiaries and to directors of the Company who are not employees. Under the 1998 Option Plan, the Company may grant to eligible individuals incentive stock options, as defined in Section 422(b) of the Code and/or non-incentive stock options.

         The Board of Directors recommends a vote FOR the proposal to approve the amendment to the 1998 Option Plan. Each proxy received in response to this solicitation will be voted FOR the proposal to approve the amendment to the 1998 Option Plan, unless otherwise specified in the proxy. Set forth below is a summary of the 1998 Option Plan, a copy of which is on file with the Securities and Exchange Commission.

Nature and Purpose of the 1998 Option Plan

         The purpose of the 1998 Option Plan is to induce certain employees, directors and consultants to remain in the employ, or to continue to serve as directors and consultants, of the Company and its subsidiaries, to attract new individuals to enter into such employment or service and to encourage such individuals to secure stock ownership in, or increase on reasonable terms their stock ownership in, the Company. The Board of Directors believes that the granting of options under the 1998 Option Plan promotes continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

Duration and Modification

         The 1998 Option Plan will terminate no later than January 8, 2008. The Board of Directors may at any time terminate the 1998 Option Plan or make such modifications to the 1998 Option Plan as it may deem advisable. However, the Board may not, without approval by the shareholders of the Company, increase the number of shares of Class A Common Stock as to which options may be granted under the 1998 Option Plan, change the manner of determining option prices, change the class of persons eligible to participate in the 1998 Option Plan or extend the period during which an option may be granted or exercised.

Administration

         The 1998 Option Plan is administered by the Compensation Committee consisting of at least three directors. It is intended that the Compensation Committee consist of members of the Board of Directors who are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. If the Compensation Committee does not have at least three members who qualify as non-employee directors under Rule 16b-3, the Committee members will make recommendations to the Board of Directors with respect to option grants (instead of the Committee making the determination) and such recommendations will be subject to approval by the full Board of Directors. The members of the Compensation Committee are appointed annually by, and serve at the pleasure of the Board. The present members of the Compensation Committee are Messrs. Fradin, Kelly and Langton. The Compensation Committee has discretion to determine the participants under the 1998 Option Plan, the time and price at which options will be granted, the period during which options will be exercisable, the number of shares subject to each option and whether an option will be an incentive stock option, a non-incentive stock option or a combination thereof. The Committee will not have the discretion to determine any of the foregoing with respect to the non-discretionary options granted to non-employee directors, and all option granted to non-employee directors are non-incentive stock options. The members of the Compensation Committee do not receive additional compensation for serving on the Compensation Committee.

Eligibility and Extent of Participation

         The 1998 Option Plan provides for discretionary grants of options to participants (including any director or officer who is also an employee). As of December 2, 1998, approximately 430 persons were eligible to receive options pursuant to the 1998 Option Plan.

         No single participant (including any director or officer who is also an employee) may receive options under the 1998 Option Plan in any one fiscal year of the Company to purchase more than 200,000 shares of Class A Common Stock.

         Directors who are not also employees of the Company receive an annual grant of options to purchase 5,000 shares under the 1998 Option Plan at the first meeting of the Company's Board of Directors immediately following each annual meeting of shareholders. The exercise price of such options is the fair market value of a share of Class A Common Stock on the date of grant (the date of the Board meeting). Non-employee directors elected after such meeting receive a pro rata grant on the date of their election.

Exercise of Options

         Unless otherwise provided by the Compensation Committee at the time an option is granted, and other than in the case of the annual grant of options to non-employee directors, an option will be exercisable one-fifth on and after the first anniversary of the date of grant, two-fifths on and after the second anniversary of the date of grant, three-fifths on and after the third anniversary of the date of grant, four-fifths on and after the fourth anniversary of the date of grant and in full on and after the fifth anniversary of the date of grant. If the proposed amendment to the 1998 Option Plan is approved, an option granted on or after January 8, 1999 (other than an option granted to a non-employee director) will, to the extent not already exercisable, become exercisable in full on an optionee's 62nd birthday. An annual grant of options to a non-employee director will be exercisable one-half on and after the first anniversary of the date of grant and in full on and after the second anniversary of the date of grant.

         An option may be exercised by a written notice with respect to a specified number of shares and payment of the exercise price for the number of shares so specified. The exercise price of an option may be paid in cash or in shares of Class A Common Stock. The initial per share exercise price for an incentive stock option may not be less than the fair market value thereof on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company. The initial per share exercise price for a non-incentive stock option may not be less than 85% of the fair market value thereof on the date of grant. No non-incentive stock option may be granted to any person who is or may reasonably become a "covered employee" under Section 162(m) of the Code, at a price below fair market value on the date of grant. The initial per share exercise price for the options granted to non-employee directors is the fair market value of the Class A Common Stock on the date of grant. The closing price of a share of the Class A Common Stock on the New York Stock Exchange on December 1, 1998 was $23-9/16.

         No option granted pursuant to the 1998 Option Plan may be exercised more than 10 years after the date of grant, except that incentive stock options granted to participants who own more than 10% of the total combined voting power of all classes of stock of the Company at the time the incentive stock option is granted may not be exercised more than five years after the date of grant. No participant may be granted incentive stock options which are exercisable for the first time in any one calendar year with respect to Class A Common Stock having an aggregate fair market value in excess of $100,000 on the date of grant. No option granted under the 1998 Option Plan is transferable by the optionee other than by death.

         In the event of the death of an optionee, each option granted to him or her will become immediately exercisable in full, and will terminate upon the earlier to occur of the expiration of three months from the date of the qualification of a representative of his or her estate and the date of termination specified in such option.

         In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries by reason of retirement on or after his or her 65th birthday, each option granted to him or her will become immediately exercisable in full, and will terminate upon the earlier to occur of the expiration of three months from the date of such retirement or the date of termination specified in such option.

         In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries for any reason other than death or retirement, each option granted to him or her generally will, to the extent exercisable on the date of his or her termination, terminate on the earlier to occur of the expiration of 30 days after the date of such optionee's termination and the date of termination specified in such option.

         In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries by reason of his or her termination for "cause," each option granted to him or her will terminate immediately.

         If the fair market value of the Class A Common Stock declines below the option price of any option (other than options granted to non-employee directors), the Committee (with the prior approval of the Board of Directors) may adjust, reduce, or cancel and regrant such option or take any similar action it deems to be for the benefit of the optionee in light of such declining value.

         The number of shares available for grant under the 1998 Option Plan and covered by each option granted thereunder will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation or, as may be determined by the Committee, in the event of any other change affecting the number or kind of the Company's outstanding Class A Common Stock. In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, each outstanding but unexercised option will terminate.

Federal Income Tax Consequences of Issuance and Exercise of Options

         The following discussion of the Federal income tax consequences of the granting and exercise of options under the 1998 Option Plan, and the sale of Class A Common Stock acquired as a result thereof, is based on an analysis of the Code (as currently in effect), existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

         Non-Incentive Stock Options. No income will be recognized by an optionee at the time a non-incentive stock option is granted.

         Ordinary income will be recognized by an optionee at the time a non-incentive stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. This ordinary (compensation) income will also constitute wages subject to the withholding of income tax and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money.

         Capital gain or loss on a subsequent sale or other disposition of the shares of Class A Common Stock acquired upon exercise of a non-incentive stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price of an option and the amount included in income with respect to the option.

         If an optionee makes payment of the exercise price by delivering shares of Class A Common Stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received.

         The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his or her non-incentive stock option, subject to the usual rules as to reasonableness of compensation and provided that the Company timely complies with the applicable information reporting requirements.

         Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an optionee or a deduction to the Company. However, for purposes of the alternative minimum tax, the spread on the exercise of an incentive stock option will be considered as part of the optionee's income.

         The sale of the shares of Class A Common Stock received pursuant to the exercise of an incentive stock option which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an incentive-stock option, an optionee must neither dispose of such shares within two years after the option is granted nor within one year after the exercise of the option. In addition, an optionee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.

         If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the fair market value of the Class A Common Stock on the date of exercise minus the exercise price or
(b) the amount realized on the disposition minus the exercise price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.

         If an optionee makes payment of the exercise price by delivering shares of Class A Common Stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an incentive stock option to exercise an incentive stock option will be treated as a taxable disposition if the transferred shares were not held by the participant for the requisite holding period.

         The foregoing is only a summary of the effect of Federal income taxation upon an optionee and the Company with respect to options to purchase shares of Class A Common Stock granted under the Plan. Reference should be made to the applicable provisions of the Code.

              SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors, with the concurrence of the Audit Committee, has selected Arthur Andersen LLP, independent auditors, as accountants for the fiscal year ending August 28, 1999. Although shareholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to reconsider the selection of auditors for the fiscal year ending September 2, 2000, since it would be impractical to replace the Company's auditors so late into the Company's current fiscal year.

         It is expected that representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

         The Board of Directors recommends a vote FOR ratification of the appointment of the independent certified public accountants. Proxies received in response to this solicitation will be voted FOR ratification of the appointment of the independent certified public accountants unless otherwise specified in the proxy.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the annual meeting of shareholders in 2000 must be received by August 10, 1999, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to the Secretary of the Company, at the address of the Company set forth on the first page of this proxy statement.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE TO EACH SHAREHOLDER, WITHOUT CHARGE AND UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K. ANY SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE OFFICE OF THE CHIEF FINANCIAL OFFICER, MSC INDUSTRIAL DIRECT CO., INC., 75 MAXESS ROAD, MELVILLE, NEW YORK 11747.

         Copies of the 1998 Annual Report to Shareholders are being mailed simultaneously with this proxy statement. If you want to save the Company the cost of mailing more than one Annual Report to the same address, the Company will discontinue, at your request to the Secretary of the Company, mailing of the duplicate copy to the account or accounts you select.

                                            By Order of the Board of Directors,

                                            Thomas Eccleston
                                            Secretary


Melville, New York
December 8, 1998

                                    EXHIBIT A
                                    ---------

                         MSC INDUSTRIAL DIRECT CO., INC.
                          ASSOCIATE STOCK PURCHASE PLAN


The following are the provisions of the MSC Industrial Direct Co., Inc. Associate Stock Purchase Plan (the "Plan").

1.   Purpose.

     The purpose of the Plan is to provide Associates of MSC Industrial Direct Co., Inc. (the "Company") and its Subsidiaries with an opportunity to purchase shares of the Company's Class A Common Stock. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan will be construed so as to extend and limit participation consistent with the requirements of the Code.

2.   Definitions.

     a) "Associate" shall mean any person, including an officer, who is customarily employed by the Company or one of its Designated Subsidiaries, for at least twenty (20) hours per week and more than five (5) months in a calendar year.

     b)   "Board" shall mean the Board of Directors of the Company.

     c) "Class A Common Stock" shall mean the Class A Common Stock, $.001 par value, of the Company.

     d)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

     e)   "Company" shall mean MSC Industrial Direct Co., Inc.

     f) "Compensation" shall mean all regular straight time gross earnings and commissions, and shall include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

     g) "Continuous Status as an Associate" shall mean the absence of any interruption or termination of service as an Associate. Continuous Status as an Associate shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or a Subsidiary, provided that such leave is for a period of not more than 90 days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

     h) "Contributions" shall mean all amounts credited to the account of a participant pursuant to the Plan.

     i) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board in its sole discretion as eligible to participate in the Plan.

     j) "Exercise Date" shall mean the last business day of each Offering Period of the Plan.

     k) "Fair Market Value" shall mean as of any Offering Date (i) the closing sale price of the Class A Common Stock on the New York Stock Exchange on the business day immediately preceding such Offering Date or (ii) if there is no sale of the Class A Common Stock on such Exchange on such business day, the average of the bid and asked prices on such Exchange at the close of the market on such business day.

     l) "Offering Date" shall mean the first day of each Offering Period of the Plan.

     m) "Offering Period" shall mean a period of three (3) months commencing on the following dates of each year except as otherwise determined by the Company:

          i)   November 1,
          ii)  February 1,
          iii) May 1, and
          iv)  August 1.

     n) "Purchase Price" shall mean 85% of the Fair Market Value of the Class A Common Stock as of the Offering Date.

     o) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.   Eligibility.

     a) Any person who has been an Associate for thirty-one (31) days as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code.

     b)   An Associate shall not be granted an option under the Plan, if:

          i) immediately after the grant, the Associate (or any other person whose stock would be attributed to such Associate pursuant to
               Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company; or

          ii) the rate of withholding under such option would permit the Associate's rights to purchase shares under all "employee stock purchase plans" (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue (i.e., become exercisable) at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.   Offering Periods.

     a) The Plan shall be implemented by consecutive Offering Periods with a new Offering Period to begin on or about November 1, February 1, May 1 and August 1 of each year (or at such other time or times as may be determined by the Board). The first Offering Period shall begin on November 1, 1998.

     b) The Board will have the power to change the duration and/or the frequency of an Offering Period with respect to any future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

5.   Participation.

     a) An Associate will become a participant in the Plan when the Associate completes a subscription agreement provided by the Company, determines a percentage, between one percent (1%) and fifteen percent (15%) of such Associate's Compensation, to be withheld as a payroll deduction and paid as his or her Contribution to the Plan, and submits the subscription agreement to the payroll office prior to the applicable Offering Date. Once enrolled, the Associate shall remain enrolled in each subsequent Offering Period of the Plan at the designated payroll deduction unless the Associate withdraws by providing the Company with a written notice of withdrawal or files a new subscription agreement prior to the applicable Offering Date changing the Associate's designated payroll deduction.

     b) Payroll deductions begin on the first payroll date during the applicable Offering Period and end on the last payroll date on or prior to the Exercise Date of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

6.   Method of Payment of Contributions.

     a) Payroll deductions shall be made on each payroll date during the Offering Period in an amount between one percent (1%) and fifteen percent (15%) (in whole number increments) of a participant's Compensation on each such payroll date.

     b) All payroll deductions made by a participant will be credited to his or her account under the Plan.


     c)   A participant may not make any additional payments into the account.

     d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may change the rate of his or her payroll deduction during an Offering Period by completing and filing with the Company a new authorization for payroll deduction, provided that the Board may, in its discretion, impose reasonable and uniform restrictions on a participant's ability to change the rate of payroll deductions. The change in rate shall be effective no later than fifteen (15) days following the Company's receipt of the new authorization. A participant may decrease or increase the amount of his or her payroll deductions as of the beginning of an Offering Period by completing and filing with the Company, at least fifteen
          (15) days prior to the beginning of such Offering Period, a new payroll deduction authorization.

     e) Notwithstanding the foregoing, to the extent necessary, but only to such extent, to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant's payroll deductions may be automatically decreased to zero percent (0%) at any time during any Offering Period. Payroll deductions shall commence at the rate provided in such participant's subscription agreement at the beginning of the next succeeding Offering Period, unless terminated by the participant as provided in Section 10.

7.   Grant of Option.

     a) An eligible Associate participating in an Offering Period may purchase shares of the Company's Class A Common Stock on the Exercise Date with the Contributions accumulated on or prior to such Exercise Date.

     b) The number of shares to be purchased on the Exercise Date shall be determined by dividing the Purchase Price into the Contributions accumulated in the participant's account as of the Exercise Date.

     c) The maximum number of shares of the Class A Common Stock which may be purchased during each Offering Period by a participant shall not exceed 5,000 shares, and the purchase is subject to the limitations set forth in Section 3(b) and 12.

8.   Exercise of Option.

     a) Unless a participant withdraws from the Plan as provided in Section 10, the Associate's option for the purchase of shares will be exercised automatically on the Exercise Date of each Offering Period.

     b) The maximum number of shares will be determined based on the Purchase Price and the accumulated Contributions in the participant's account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account and applied to the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof.

     c) The shares purchased will be issued to the participant as promptly as practicable after the Exercise Date.

     d) The option to purchase shares hereunder is exercisable only by the participant.

9.   Delivery.

     As promptly as practicable after the Exercise Date of each Offering Period, the Company shall arrange the delivery of shares to each participant by means of direct deposit into the participant's brokerage account.

10.  Voluntary Withdrawal; Termination of Employment.

     a) A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to an Exercise Date by giving written notice to the Company on a form provided for such purpose. If the participant withdraws from an Offering Period, all of the participant's payroll deductions credited to his or her account will be paid to the participant as promptly as practicable after receipt of the notice of withdrawal, his or her option for such Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares will be made during such Offering Period or subsequent Offering Periods, except pursuant to a new subscription agreement filed in accordance with
          Section 5 hereof.



     b) Upon termination of the participant's Continuous Status as an Associate prior to an Exercise Date of an Offering Period for any reason, including retirement or death, the payroll deductions accumulated in his or her account will be returned to him or her as promptly as practicable after such termination or, in the case of death, to the person or persons entitled thereto under Section 14, his or her option will be automatically canceled and he or she will be deemed to have elected to withdraw from the Plan.

     c) A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company.

11.  Interest.

     No interest shall accrue on the Contributions of a participant in the Plan.

12.  Stock.

     a) The maximum number of shares of the Company's Class A Common Stock made available for sale under the Plan is 500,000 and is subject to adjustment upon changes in the capitalization of the Company.

     b) If the total number of shares subject to options granted exceeds the number of shares available under the Plan, the Company will make a pro rata allocation of the shares remaining available for option grant in a practical and equitable manner. A written notice will be distributed to each Associate stating the reduction of the number of shares due to the adjustment and the corresponding reduction in the Contribution.

     c) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

     d) Shares to be delivered to a participant under the Plan will be registered in the name of the participant.

13.  Administration.

     The Board, or a committee appointed by the Board, will:

     a) Supervise and administer the Plan and will have full power to adopt, amend and rescind any rules deemed desirable and appropriate and consistent for the administration of the Plan.

     b) Construe and interpret the Plan in its sole and absolute discretion, and make all other determinations necessary or advisable for the administration of the Plan.

14.  Designation of Beneficiary.

     a) A participant may file a written designation of a beneficiary who is to receive cash, if any, from the participant's account under the Plan in the event of such participant's death.

     b) Designation of a beneficiary may be changed by the participant at any time by written notice.

     c) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company will deliver the cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), then the Company, in its discretion, may deliver the cash to the spouse or to any one or more dependents or relatives of the participant.

15.  Transferability.

     a) Neither Contributions credited to a participant's account nor any rights with regard to an option to purchase shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (except as provided in Section 14).

     b) Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16.  Use of Funds.

     All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17.  Reports.

     An individual Account Statement will be given to participating Associates promptly following each Exercise Date. The Account Statement will report:

     a)   amount of Contributions,
     b)   per share Purchase Price,
     c)   number of shares purchased, and
     d)   remaining cash balance (if any).

18.  Adjustments Upon Changes in Capitalization; Corporate Transactions.

     a) In the event that a dividend shall be declared upon the Class A Common Stock payable in shares of Class A Common Stock, the number of shares of Class A Common Stock then subject to any option and the number of shares of Class A Common Stock which may be purchased upon the exercise of options granted under the Plan but not yet covered by an option shall be adjusted by adding to each share the number of shares which would be distributed thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Class A Common Stock shall be changed into or exchanged for a different number or kind of share of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of Class A Common Stock then subject to any option and for each share of Class A Common Stock which may be purchased upon the exercise of options granted under the Plan but not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Class A Common Stock shall be so changed or for which each such share shall be exchanged.

     b) In the event that there shall be any change, other than as specified in the first paragraph of Section 18(a) hereof, in the number or kind of outstanding shares of Class A Common Stock, or of any stock or other securities into which the Class A Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Board shall, in it sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any option and the number or kind of shares available for issuance in accordance with the provisions of the Plan but not yet covered by an option, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and of each option.

     c) In the case of any substitution or adjustment in accordance with the provisions of this Section 18, the option price in each option for each share covered thereby prior to such substitution or adjustment shall be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted in accordance with the provisions of this Section 18.

     d) No adjustment or substitution provided for this Section 18 shall require the Company to issue a fractional share under any option.

     e) In the event of dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, the Board, in its discretion, may accelerate the exercise of each option and/or terminate the same within a reasonable time thereafter.

19.  Amendment or Termination.

     The Board may at any time terminate or amend the Plan in whole or part. Except as provided in this Section 19, no such termination may affect options to purchase shares previously granted, nor may an amendment make any change in any option which has been granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such manner as required.

20.  Notices.

     All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.  Conditions Upon Issuance of Shares.

     a) Shares shall not be issued with respect to an option to purchase, unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.

     b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     C) Each participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.

22.  Term of Plan; Effective Date.

     The Plan shall become effective November 1, 1998. Continuance of the Plan shall be subject to approval by the shareholders of the Company no later than January 31, 1999. Such shareholder approval shall be obtained in the manner required under the New York Business Corporation Law. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

                        MSC INDUSTRIAL DIRECT CO., INC.
               ANNUAL MEETING OF SHAREHOLDERS -- JANUARY 8, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints each of Shelley Boxer and Thomas Eccleston as the undersigned's proxy, with full power of substitution, to vote all shares of Class A Common Stock of MSC Industrial Direct Co., Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Friday, January 8, 1999 at 9:00 A.M. local time, at the lower level atrium of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747, and at any adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the proxy nominees named above and each of them are specifically directed to vote as indicated below.

         WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE COMPANY'S ASSOCIATE STOCK PURCHASE PLAN, FOR THE AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN AND FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.

                    (Continued, and to be signed and dated on the reverse side.)

|X|      PLEASE MARK YOUR VOTES AS IN
         THIS EXAMPLE

                                           FOR                           WITHHOLD AUTHORITY              Nominees:
1.   Election of Directors        all nominees listed at              to vote for all nominees               Shelley Boxer,
                                right (except as marked to                listed at right                    Roger Fradin,
                                   the contrary below)                                                       Mitchell Jacobson,
                                           / /                                   / /                         Sidney Jacobson,
                                                                                                             Denis Kelly,
                                                                                                             Raymond Langton and
                                                                                                             James Schroeder.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

        ---------------------------------------------------------------

2. Approval of the Associate Stock Purchase Plan.

                      FOR                     AGAINST                ABSTAIN
                      / /                       / /                    / /

3. Approval of amendment to the 1998 Stock Option Plan.

                     FOR                     AGAINST                ABSTAIN
                     / /                       / /                     / /

4. Ratification of Arthur Andersen LLP as the Company's independent certified public accountants.

                    FOR                     AGAINST                ABSTAIN
                    / /                       / /                     / /

         If there are any amendments or variations to the matters proposed at the meeting or at any adjournments or postponements thereof, or if any other business properly comes before the meeting, this proxy confers discretionary authority on the proxy nominees named herein and each of them to vote on such amendments, variations or other business.

         The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the January 8, 1999 meeting.

MSC INDUSTRIAL DIRECT CO., INC.

75 Maxess Road
Melville, New York  11747


PLEASE PROMPTLY COMPLETE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
ENVELOPE.


_________(L.S.)___________ _________________(L.S.)__________ Dated: _____, 199_
Signature of Shareholder   Print Name     Signature of Shareholder   Print Name

(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. If a corporation, please sign in full corporate name by President or the authorized officer(s). If a partnership, please sign in partnership name by authorized person. If stock is in the name of two or more persons, each should sign. Joint owners should each sign. Names of all joint holders should be written even if signed by only one).